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                                                                    EXHIBIT 10.1
                                    AGREEMENT

      THIS AGREEMENT, dated as of March 5, 2001, by and between GTECH HOLDINGS CORPORATION and GTECH CORPORATION, each a Delaware corporation (collectively, the "Company"), and HOWARD S. COHEN ("Executive").

      WHEREAS, the Company desires to retain the services of Executive on the terms and conditions provided in this Agreement;
and

      WHEREAS, Executive, understanding and accepting the terms and conditions of employment set forth herein, desires to render such services on such terms and conditions.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby covenant and agree as follows:

      1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings:

      "ACT" means the Securities Exchange Act of 1934, as amended to date.

      "AFFILIATE" shall mean any joint venture or other entity in which the Company or any of its subsidiaries has an equity interest of at least 20%.

      "AVERAGE CASH COMPENSATION" means the average Base Salary and Performance Bonus paid or payable to Executive annually (including in Base Salary for this purpose any elective salary reductions made by the Executive and contributed by the Company on Executive's behalf to the Company's retirement plans) for the most recent full years of employment up to a maximum of three years.

      "BOARD" means the Board of Directors of GTECH Holdings Corporation.

      "CAUSE" means any of the following:

            (i) any willful failure by Executive to substantially perform his duties;

            (ii) Executive's engaging in serious misconduct which is injurious to the Company or breaching any of the Company's ethics and compliance policies (unless, in its sole discretion, the Board determines that the breach is immaterial, inadvertent and subject to cure under Section 8(b) hereof without harm to the Company) as from time to time implemented by the Company;

            (iii) any material breach by Executive of the terms of Sections 4(c), 10, 11 or 14(a) hereof;

            (iv) Executive's having been convicted of, or pleading nolo contendere to, a crime that constitutes a felony or is a gaming or gambling-related offense; or
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            (v) Executive's abuse of illegal drugs or other controlled substances or his habitual intoxication.

      "CHANGE IN CONTROL" means the happening of any of the following:

            (i) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

            (ii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

            (iii) the purchase of 30% or more of the Stock pursuant to any tender or exchange offer made by any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

      "CHANGE OF CONTROL DATE" means the date on which a Change in Control occurs, provided however that if a Change in Control occurs and if Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the "Change of Control Date" shall mean the date immediately prior to the date of such termination.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMITTEE" means the Compensation Committee of the Board.

      "COMMON STOCK" means the Common Stock, par value $.01 per share, of the Company.

      "DISABILITY" means the inability (as determined by the Board in its sole discretion after affording Executive a reasonable opportunity to present his case) of Executive to render his agreed-upon, full-time services to the Company due to physical and/or mental infirmity.

      "EFFECTIVE DATE" means March 12, 2001.



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      "GOOD REASON" means any of the following events:

            (i) the Assignment to Executive of duties, responsibilities and/or reporting relationship that are materially inconsistent with those associated with Executive's position as stated in Sections 4(a) and 4(b) hereof, excluding any interim relieving of Executive's duties pursuant to
      Section 8(b);

            (ii) the Company's failure to pay Executive any amounts otherwise vested and due hereunder or under any plan or policy of the Company;

            (iii) a reduction in the title of Executive or in the authorities, duties or responsibilities of Executive;

            (iv) any material breach of this Agreement by the Company;

            (v) failure to extend this Agreement (for a minimum of one year on the same or better terms respecting annual compensation and benefits, excluding one-time awards of restricted stock or stock options) at least 90 days prior to the end of the Term or the end of any extended term, as the case may be; or

            (vi) failure to appoint Executive to the Board within 30 days of the date hereof or removal or failure to reelect Executive as a director; or

            (vii) failure to obtain the shareholder approval contemplated by
      Section 6(c)(iii) by the completion of the next annual shareholder meeting.

      "PERFORMANCE BONUS" means the actual amount of a performance bonus awarded by the Committee to Executive with respect to the relevant fiscal year in accordance with Section 5(b) hereof, including the portion of the Performance Bonus paid in stock equivalent (but excluding the portion of the stock award representing a discount beyond the cash equivalent made in conjunction with the payment of the Performance Bonus).

      "PRORATED PERFORMANCE BONUS" means the portion of the Performance Bonus, if any, which becomes due after a termination of this Agreement under Sections 5(c) or 9(b) hereof. The Prorated Performance Bonus will be calculated as follows: the Committee shall (a) determine the Performance Bonus to which Executive would have been entitled, had Executive remained employed for the entire fiscal year, in accordance with Section 5(b)(i) hereof; (b) divide that amount by 52 to produce a Weekly Amount; and (c) multiply the Weekly Amount by the number of weeks during the relevant fiscal year that Executive was employed by the Company.

      "SENIOR EXECUTIVES" means the executives which sit on the Corporate Leadership Council (i.e. senior vice presidents) of the Company.



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      2.    EMPLOYMENT OF EXECUTIVE.

      The Company hereby agrees to employ Executive, and Executive agrees to be employed by the Company, to render services to the Company and its subsidiaries, affiliates and divisions for the period, at the rate of compensation and upon the other terms and conditions set forth in this Agreement.

      3.    TERM.

      The term of Executive's engagement hereunder shall commence on Effective Date, and shall continue for a term of three years (the "Term"). The Term is subject to earlier termination as hereinafter provided in Section 8 hereof, and the compensation, benefits, etc., if any, payable upon termination shall be as set forth in Section 9 hereof.

      4.    POSITION AND DUTIES.

            (a) Position. During the Term, Executive shall be retained and shall serve as Chief Executive Officer of the Company. During the Term, Executive also agrees to serve, if elected, as a director and/or officer of any subsidiary or Affiliate of the Company.

            (b) Duties. During the Term, Executive shall have the authority and power to perform such duties consistent with his position as Chief Executive Officer as designated by the Board, and shall report only to the Board or any committees thereof at the request of the Board. Executive shall not be required without his consent to undertake responsibilities not commensurate with his position. Executive shall comply fully and promptly with the various policies, procedures and rules governing employees promulgated and/or as amended from time to time by the Company and any applicable subsidiary or Affiliate of the Company (including, without limitation, the Company's Ethical Conduct and Conflicts of Interest Policy and Government Affairs Policies and Procedures) and with any applicable disclosure and other requirements of any governmental authority and of any other entity with which the Company, its subsidiaries and Affiliates are doing or propose to do business. Except for illness, vacations, and holidays in accordance with then-current Company policy, and (subject to the approval of the Board) reasonable leaves of absence, Executive shall devote his full business time, attention, skill, undivided loyalty and best efforts to the faithful performance of his duties hereunder; provided, however, that Executive may (i) with the approval of the Board, serve on corporate, civic and charitable boards and committees,
      (ii) deliver lectures and fulfill speaking engagements, and (iii) manage personal investments, so long as such activities do not interfere with the performance of Executive's responsibilities.

            (c) Principal Place of Employment. Executive's principal place of employment shall be at the Company's principal offices (currently located in West Greenwich, Rhode Island) or at such other location as the Company hereafter reasonably may require. Executive agrees to reside within fifty
      (50) miles of the Company's principal offices. Within 120 days after the Effective Date of this Agreement, Executive


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      shall make his best efforts to move his family to his new residence as described in the preceding sentence, it being understood that such move must be accomplished not later than 180 days after the Effective Date.

            (d) Nomination as Director. Assuming the Term has not been terminated, the Board agrees to appoint Executive to the Board and it is contemplated that Executive will be nominated for election to the Board at the next Annual Meeting of the shareholders and will stand for reelection at each of the Company's subsequent Annual Meetings at which Executive's term as a director is scheduled to expire, and Executive agrees, subject to Section 8(d) hereof, to continue to serve as a director if elected.

      5.    COMPENSATION AND REIMBURSEMENT OF EXPENSES.

            (a) Base Salary. For all services rendered by Executive in all capacities with the Company, its subsidiaries and Affiliates during the Term, the Company shall pay or cause to be paid to Executive as compensation a salary at an annual rate of $525,000 (the "Base Salary"), payable in equal installments not less frequently than monthly.

            (b) Performance Bonus.

                  (i) With respect to each fiscal year of the Company during the
            Term commencing with fiscal year 2002 ending February 25, 2002, Executive shall be eligible to earn a Performance Bonus at the discretion of the Committee. The amount of the Performance Bonus, if any, for a given fiscal year shall be determined by the Committee in accordance with the performance metrics included in the GTECH Management Incentive Plan as approved annually by the Board in its sole discretion for all Senior Executives. Under the Plan, Executive's performance will be measured against an established set of targets for each fiscal year, and depending upon performance against those targets, Executive will be eligible to receive a bonus in the range of 0% to 200% of Base Salary. The annual target Performance Bonus will be 100% of Base Salary.

                  (ii) Any Performance Bonus awarded to Executive by the
            Committee shall be paid not later than 30 days following payment of bonus amounts to Senior Executives Bonus payments for GTECH are normally made in April/May of each year for the preceding fiscal year ending in February, and Executive shall receive his Performance Bonus not later than June 15 for such preceding fiscal year. Executive's Performance Bonus, if any, for any given fiscal year shall be paid by the Company in a mix of cash and discounted restricted stock, at the discretion of the Committee, which shall determine annually (a) the maximum amount of bonus allowed in discounted restricted stock, not to exceed 30% of the Performance Bonus (with the understanding that it will not exceed 20% for the fiscal year 2002), (b) the magnitude of the discount, and (c) the vesting terms under the Omnibus Stock Plan for GTECH, it being understood that the portion of the Performance Bonus paid in stock in lieu of the cash payment shall vest immediately, subject to transfer restrictions as established by the Committee that


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            apply generally to performance bonus stock awards for other Senior
            Executives, and the portion of any stock award representing a discount beyond the Performance Bonus equivalent shall cliff vest as established by the Committee (with the understanding that the vesting period will not exceed two years for fiscal year 2002).

                  (iii) Nothing contained in this Agreement constitutes a
            guarantee that the Committee will award Executive a Performance Bonus for any given fiscal year.

            (c) Change of Control.

                  (i) In the event Executive's employment is terminated by the
            Company for any reason other than Cause, or in the event Executive resigns for Good Reason, after the Change of Control Date, the Company will pay Executive, as liquidated damages, a lump sum cash payment in lieu of the severance payments provided under Section 9(b) hereof, payable within ten (10) days of Executive's termination, equal to two and ninety-nine hundredths (2.99) times the sum of (A) Executive's current annual Base Salary in effect at the date of termination (including in base salary for this purpose any elective salary reductions made by the Executive and contributed by the Company on Executive's behalf to the Company's retirement plan, any non-qualified plan, or a plan meeting the requirements of
            Section 125 of the Code), plus (B) the total Performance Bonus paid or payable to the Executive from the Company for the most recent full fiscal year of the Company, plus (C) the maximum amount allowable under the Executive Perquisite Program during the most recent calendar year of the Company. In addition, Company shall pay Executive within 10 days after such termination (i) his Base Salary accrued through the date of such termination at the rate in effect immediately prior to such date; (ii) any accrued but unpaid Performance Bonus under Section 5(b) hereof for the prior fiscal year; (iii) any Prorated Performance Bonus up to the date of such termination calculated by reference to Executive's target Performance Bonus, as determined by the Committee for the current fiscal year; and (iv) any other amounts to which Executive is entitled under the terms of Sections 5 and 6 hereof up to the date of such termination. (If the date of such termination is within 12 months of the Effective Date, the Performance Bonus will be the target Performance Bonus for fiscal year 2002 as set forth in
            Section 5(b)(i) hereof.) The payment of any Performance Bonus or Prorated Performance Bonus after such termination shall be made in cash, notwithstanding the provisions of Section 5(b)(ii) hereof.

                  (ii) In the event of a termination described in Section
            5(c)(i) above, Executive, together with Executive's dependents and beneficiaries, will become fully vested in and continue following Executive's termination to participate fully in, at no additional cost to Executive, all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the termination, at the same level and subject to terms at


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            least as favorable to Executive as in effect immediately prior to termination (or the full value thereof in cash) from the Company, until the third anniversary of termination. Executive will also become fully vested in the retirement plans, and all non-qualified plans, and within thirty (30) days of Executive's termination of employment, Company shall pay to Executive the sum of (i) all benefits accrued under the Non-Qualified Plans and (ii) an amount equal to 2.99 times the average benefit accrued and/or Company contributions made to the retirement plans and the non-qualified plans over the last three fiscal years.

                  (iii) Anything in this Agreement to the contrary
            notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

                  (iv) All determinations required to be made under this Section
            5(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5(c), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Subject to the remainder of this Section 5(c), any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 2806 and Section 4999 of the Code at the time of the initial


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            determination by the Accounting Firm hereunder, it is possible that
            Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive (so as to fully extinguish Executive's tax liability for the Payments including all interest and penalties).

                  (v) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:


                        (A) give the Company any information reasonably
                  requested by the Company relating to such claim,

                        (B) take such action in connection with contesting such
                  claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                        (C) cooperate with the Company in good faith in order
                  effectively to contest such claim, and

                        (D) permit the Company to participate in any proceedings
                  relating to such claim;

      provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing


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      authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which- such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (vi) If, after the receipt by the Executive of an amount
            advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (vii) Notwithstanding anything to the contrary contained
            herein, if Executive is dismissed by the Company for Cause, Executive will not be entitled to the payments or benefits provided under Section 5(c) hereof.

                  (viii) After a Change of Control occurs, if Executive resigns for Good Reason, Executive shall receive the compensation and benefits described in Section 9(b) hereof.

            (d) Reimbursement of Expenses. Consistent with the Company's established policies, the Company shall pay or reimburse Executive for all reasonable and necessary travel and other expenses of Executive incurred by Executive in performing his duties hereunder upon receipt of appropriate written substantiation of such expenses.



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            (e) Indemnification for Incremental Rhode Island Income Tax
      Liability. In the event Executive incurs incremental Rhode Island State income tax liability (as compared with that of Illinois) respecting deferred income Executive receives resulting from the sale of Peak Technologies to Moore Corporation as a direct result of Executive's relocation to Rhode Island, the Company shall make Executive whole with respect to such incremental Rhode Island income tax liability, including a gross-up amount necessary to offset any and all applicable federal, state and local excise, income or other taxes incurred by Executive by reason of the Company's payments pursuant to this Section 5(e). Within 10 days after the Effective Date, Executive shall provide Company with full documentation concerning the deferred income from the transaction described above.

      6.    BENEFITS.

            (a) Other Arrangements. The payments provided in this Section 6 hereof are in addition to any benefits to which Executive may be, or may become, entitled under any benefit plan, program or arrangement (excluding any increase in salaries, generally) of the Company for which Senior Executives are or may become eligible.

            (b) Benefits. Except as otherwise expressly provided herein, Executive shall be entitled to receive, during the Term, benefits substantially similar to the level of benefits provided generally to Senior Executives under any such benefit plan, program or arrangement, subject to Executive's meeting the eligibility requirements of such plans, programs or arrangements, and in the case of benefit plans, programs or arrangements providing for discretionary grants or awards, to the discretion of the Board or applicable Committee.

            (c) Stock Options. Executive shall receive the following stock options in accordance with the following terms and conditions:

                  (i) On the Effective Date, the Company shall grant to
            Executive options to purchase 200,000 shares of Common Stock under the Company's 2000 Omnibus Stock Option and Long-Term Incentive Plan (the "2000 Plan"), subject to Executive's execution of the Company's standard option agreement as described below.

                  (ii) Executive shall be eligible for consideration by the
            Committee for annual grants of stock options under the 2000 Plan or any successor plan, in the sole discretion of the Committee. Nothing contained in this Agreement constitutes a guarantee that the Committee will award Executive additional stock options beyond those specifically described in Section 6(c)(i) of this Agreement.

                  (iii) All grants of options under this Agreement are subject to and conditioned upon the Company obtaining all necessary shareholder approvals, which Company shall use all reasonable efforts to obtain. Each time Executive receives a grant of stock options pursuant to this Section 6(c), he shall be asked to


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            enter into the Company's standard Non-Qualified Stock Option
            Agreement (the "Option Agreement") which shall set forth the terms and conditions governing the grant and exercise of the Options including such terms as are set forth in this Section 6(c) and which Option Agreement with respect to the option grants under the 2000 Plan shall be substantially similar to the Option Agreement attached hereto as Appendix D. The terms and provisions of the options provided for in this subsection (c) shall be essentially as set forth in Appendix A hereto. The Company shall use its best efforts to file, and cause to be effective under the Securities Act of 1933, as amended, a registration statement on Form S-8 (or a comparable form) with respect to the shares (or other rights) granted or issued as provided for or referenced in this Agreement or, if applicable, issuable upon exercise of rights so provided or referenced, but the Company shall not be obligated to register any such shares or rights for resale. The Company will also use its best efforts to ensure that each grant provided for under Appendix A or referenced above shall meet the requirements for exemption under Rule 16b-3 under the Act.

            (d) Restricted Stock. On the Effective Date, the Company shall grant to Executive 30,000 shares of Restricted Stock (the "Restricted Shares") under the Company's 2000 Restricted Stock Plan (the "Restricted Stock Plan"), subject to Executive's execution of the Company's Restricted Stock Agreement. The Restricted Shares shall vest as follows: 10,000 shares vest 12 months after the Effective Date, 10,000 shares vest 24 months after the Effective Date and 10,000 vest 36 months after the Effective Date. The Restricted Shares, after vesting, may be transferred only in accordance with the terms and conditions of the Restricted Stock Plan.

            (e) Certain Specific Benefits and Arrangements. Without limiting the generality of subsection (a) and (b) above (except as may otherwise be specified in Appendix B hereto), Executive shall be entitled to the specific benefits and arrangements set forth in Appendix B hereto.

            (f) Indemnification. The Company shall defend and hold Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of the Company or any parent, subsidiary or Affiliate of the Company, or of any other person or enterprise at the Company's request. Expenses incurred by Executive in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of Executive to repay said amount unless it shall ultimately be determined that Executive is entitled to be indemnified hereunder; provided, however, that this shall not apply to a non-derivative action commenced by the Company against Executive.



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      7.    BENEFITS PAYABLE DURING TERM UPON DISABILITY.

            (a) Disability Benefits. In the event of Disability of Executive during the Term of his employment hereunder, the Company shall continue to pay Executive the compensation and extend to him the benefits provided in Sections 5 and 6 hereof during the period of Disability, subject to
      Section 9(c) hereof and to the extent permitted by applicable law, provided that in the event of Executive's Disability for an aggregate period of time exceeding 150 calendar days in any 12 consecutive month period during the Term, the Company, at its election, may terminate the Term of Executive's employment, and Executive shall receive the compensation as set forth in Section 9(b) hereof.

            (b) Services During Disability. During the Term, notwithstanding any Disability, Executive shall, to the extent that he is physically and mentally able to do so, furnish information and assistance to the Company, and, in addition, upon the reasonable request in writing on behalf of the Board, or a senior executive officer designated by the Board, from time to time, he shall make himself available to the Company, its subsidiaries and Affiliates to undertake reasonable assignments consistent with his position and his physical and mental health. In the event of such Disability, Executive shall resign from the Board.

      8.    TERMINATION OF EMPLOYMENT.

            (A) Expiration and Earlier Termination. Executive's Term of employment shall terminate upon expiration of the Term and shall be subject to earlier termination:

                  (i) upon the death of Executive;

                  (ii) at the election of the Company in the event of
            Executive's Disability (as provided in Section 7(a) hereof);

                  (iii) upon discharge of Executive by the Company for Cause;
            and

                  (iv) upon discharge of Executive without Cause or resignation of Executive.

            (b) Certain Obligations of the Company. The Company shall give the Executive not less than 60 days prior written notice of any intended termination of Executive's employment by the Company for Cause (other than for the reasons set forth in clauses (ii) and (iv) of the definition of Cause in Section 1 hereof) or without Cause. In the event of such a proposed termination for Cause, such notice shall specify the grounds for such termination, and the Company shall only be entitled to terminate the Executive for such Cause if the Executive shall have failed to cure the grounds for such termination within said 60-day notice period and Executive shall have been afforded an opportunity to address the Board, with legal counsel, to argue against such termination. However, after giving such notice and before Executive is afforded the opportunity to address the Board, the Company may relieve Executive of his duties on an interim basis. The Company may immediately terminate Executive's employment by written notice in the event of the occurrence of any of the events set forth in clauses (ii) and (iv) of the definition of Cause in
      Section 1 hereof.

            (c) Certain Obligations of Executive. Executive shall give the Company not less than 60 days prior written notice of any intended termination by Executive of Executive's employment. In the event of a proposed resignation for Good Reason, such notice shall specify the grounds for such resignation, and Executive shall only be entitled to terminate his employment for Good Reason if the Company shall have failed to correct the specified grounds within said 60-day notice period and, upon cure thereof by the Company, such event shall no longer constitute Good Reason. Executive shall not be entitled to terminate for Good Reason unless he has given notice to the Company of his intention so to terminate within 60 days following the occurrence of the event alleged to constitute such Good Reason. Notwithstanding the foregoing, in the event that Executive has given the Company notice of his intention to resign, the Board may elect to have such resignation become effective immediately or at such other date, not later than the effective date specified in the notice, as the Board may determine.

            (d) Upon termination of the Term for any reason, Executive (unless otherwise requested by a majority of the independent directors of the Board) concurrently shall resign any directorships and officer or employee positions which he holds with the Company, its subsidiaries and Affiliates.

      9.    COMPENSATION, BENEFITS, ETC. UPON, AND EFFECTS OF, TERMINATION.

            (a) Death, Discharge for Cause and Resignation for Other than Good Reason. If the Term of Executive's employment is terminated by reason of his death, discharge for Cause or resignation for other than Good Reason, the Company shall pay or cause to be paid to Executive or his estate, as the case may be, at the time such payment is due (i) his Base Salary accrued through the effective date of such termination at the rate in effect immediately prior to such termination (ii) any accrued but unpaid Performance Bonus under Section 5(b) hereof for the prior fiscal year (to be paid at the same time Senior Executives receive performance bonuses for that fiscal year as set forth in Section 5(b)(ii) hereof) and (iii) any other amounts to which Executive is entitled under the terms of Sections 5 and 6 hereof up to the effective date of such termination. In the event of such termination of employment for Cause or resignation for other than Good Reason under this Section 9(a), all unvested stock options and unvested shares of restricted stock, as they are scheduled to vest in accordance with Appendix A and Section 6(d) hereof, respectively, shall be forfeited by Executive.

            (b) Disability, Discharge Without Cause and Resignation for Good Reason. If the Term of Executive's employment is terminated by the Company by reason of his Disability as provided in Section 7(a) hereof, by the Company without Cause or by reason of Executive's resignation for Good Reason, the Company shall pay to Executive or his estate, as the case may be, the following: (i) his Base Salary accrued through the effective date of such termination at the rate in effect immediately prior to such termination (ii) an amount equal to one year of Average Cash Compensation; (iii) any accrued but unpaid Performance Bonus under Section 5(b) hereof for the prior fiscal year;
      (iv) a Prorated Performance Bonus, if any; and (v) any other amounts to which Executive is entitled under the terms of Sections 5 and 6 hereof up to the effective date of such termination. If Executive's employment is terminated for any reason under this Section 9(b) within 12 months of the Effective Date, the Average Cash Compensation shall be the Base Salary plus the target Performance Bonus for fiscal year 2002 as set forth in
      Section 5(b)(i) hereof. The payments required under this Section 9(b) shall be made by the Company after such termination as follows: the Base Salary component of Average Cash Compensation shall be paid in equal bi-weekly installments over one year, the Performance Bonus component of Average Cash Compensation shall be paid within 14 days, and the Prorated Performance Bonus, if any, shall be paid at the same time Senior Executives are paid performance bonuses for the respective fiscal year. Any such Prorated Performance Bonus shall be paid in cash, notwithstanding the provisions of Section 5(b)(ii) hereof.

            (c) In the event this Agreement in terminated in accordance with
      Section 9(b) hereof, the Company shall continue, for a period of one year following such Termination, the benefits described in Sections 4, 6 and 8 of Appendix B, and shall continue the medical benefits described in
      Section 5 of Appendix B for the Term, as if the agreement had not been terminated, plus continue such medical coverage for an additional period of one year. In addition, in the event this Agreement is terminated in accordance with Section 9(b) hereof, Executive shall become fully vested in the retirement plans, all non-qualified plans and in all benefits accrued under all other employee benefit plan (e.g., matches under the 401
      (k) plan). Executive also shall be entitled, to the extent not inconsistent with this Agreement, to receive such additional benefits, if any, as he may be entitled to under the express terms of the applicable benefit plans (other than bonus and severance plans) of the Company, its subsidiaries and Affiliates, and to whatever medical coverage, if any, as is required to be provided by applicable law.

            (d) Reductions, Forfeitures, etc. Notwithstanding the foregoing: (i) any payments or benefits required to be paid or provided to Executive pursuant to Section 7(a) in the event of Executive's Disability shall be reduced to the extent that comparable payments or benefits are received by Executive during such period under the Company's disability plan, as in effect from time to time, (ii) without limiting any other rights the Company may have, any payments or benefits required to be paid or provided to Executive under this Agreement shall be forfeited to the Company by Executive if Executive shall breach any of his obligations under Sections 10(b) or 11 hereof, except as may otherwise be required by applicable law, and (iii) except as otherwise provided above, the payments and benefits required by this Section 9 shall be made or provided at such times as they would have been paid or provided if Executive's employment had not been terminated.

            (e) Full Settlement. In the event of the termination of Executive's employment, the payments and other benefits provided for by this Agreement (and as otherwise provided under the express terms of any compensation or benefit plans of the Company, its subsidiaries or Affiliates, to the extent not inconsistent with this Agreement, or as may otherwise be required by applicable law) shall constitute the entire obligation of the Company, its subsidiaries and Affiliates to Executive for compensation and benefits and shall also constitute full and complete settlement of any claim under law or in equity that the Executive might otherwise assert against the Company, its subsidiaries or Affiliates, for compensation and benefits. Executive has no duty to mitigate respecting other employment after the termination of this Agreement and shall be entitled to receive the amounts described in this Section 9 irrespective of whether Executive obtains other employment immediately following such termination.

      10.   CERTAIN OBLIGATIONS OF EXECUTIVE.

      Executive further covenants with the Company as follows and expressly agrees that the provisions of Sections 10 and 11 are material obligations to the Company and the breach of those provisions will constitute material breaches of this Agreement. As used in Sections 10 and 11, the term the "Company" shall include GTECH Holdings Corporation and its subsidiaries and Affiliates.

            (a) Assistance in Litigation. During the Term, and for a period of three years thereafter subject to reasonable accommodation of Executive's then business schedule, Executive, upon reasonable notice, shall furnish such information and proper assistance to the Company as may reasonably be required in connection with any litigation in which the Company is, or may become, a party or in connection with any investigation or review by any governmental agency of which the Company is or may become a subject. The Company shall compensate Executive at a reasonable hourly rate, plus reimburse all expenses incurred, for any such assistance provided by Executive after the Term.

            (b) Confidential Information. Executive shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other confidential information relating to the Company, including any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, firmware, programs, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, and other information relating to the business of the Company; provided that such restriction on confidential information shall not apply to information which is (i) proven to be generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Executive after the Term from a third party without binder of secrecy. Executive agrees that, except as otherwise agreed by the Company, he will return to the Company, promptly upon the request of the Board or any executive officer designated by the Board, any physical embodiment of such confidential information. In the event Executive is requested by any legal process to disclose Confidential Information, Executive shall immediately inform the Company and shall permit the Company an opportunity to oppose such process, it being understood that Executive's compliance with legal process, after the Company's reasonable opportunity to oppose such process, does not constitute a violation of this Section 10(b).

            (c) Proprietary Creations. All rights, title and interest in and to any ideas, inventions, technology, processes, know-how, works, hardware, software, firmware, programs, devices, trade secrets, trade names, trademarks or service marks, which Executive may conceive, create, organize, prepare or product during the period of his employment with the Company and which relate to the business of the Company, and all rights, title and interest in and to any patents, patent applications, copyright registrations and copyright applications resulting there from, shall be owned by the Company, and Executive agrees to execute instruments or documents, to provide evidence and testimony, and to otherwise assist the Company in establishing, enforcing and maintaining such rights, title and interest of the Company during and after the Term.

            (d) Authorization. Executive does hereby irrevocably constitute, authorize, empower and appoint the Company, or any of its officers, such Executive's true and lawful attorney (with full power of substitution and delegation) in Executive's name, and in Executive's place and stead, or in the Company's name, to take and do such action, and to make, sign, execute, acknowledge and deliver any and all instruments or documents which the Company, from time to time, may deem desirable or necessary to vest in the Company, its successors and assigns, any of the rights, title or interest granted pursuant to clause (ii) above for the use and benefit of the Company, its successors and assigns.

      11.   NON-COMPETITION.

            (a) During the Term and for two years following termination of Executive's employment (irrespective of the reason for such termination), Executive shall not engage or propose to engage, directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) in any Lottery Business anywhere in the world, including without limitation in any business which competes or proposes to compete with any Lottery Business in which the Company was engaged or proposed to be engaged anywhere in the world; provided, that Executive's ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity so engaged shall not by itself be deemed to constitute such engagement by Executive. As used herein, the "Lottery Business" shall mean the provision of products or services of every nature relating to the operation of all manner of lotteries however and wherever conducted, but does not include traditional gaming activities not of the type and nature customarily operated by governments.

            (b) Further, for a period of two years following termination of Executive's employment (irrespective of the reason for such termination), Executive shall not (i) disturb or interfere with any business relationship between the Company and any of its customers, suppliers or other business associates, or (ii) solicit or cause to be solicited any officer, employee or customer of the Company to terminate such person's relationship with the Company or to take other action which is materially injurious to the Company.

      12.   TAX WITHHOLDING.

      The Company may withhold from any benefits payable under this agreement all Federal, State, City, or other taxes as shall be required pursuant to any law or governmental regulations or ruling.

      13.   EFFECT OF PRIOR AGREEMENTS.

      This Agreement, including the Exhibit and Appendices hereto, contains the entire understanding between the parties hereto with respect, to the matters covered herein and supersedes any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right.

      14.   GENERAL PROVISIONS.

            (a) Certain Representations and Warranties of Executive. Executive represents to the Company that (i) the execution and performance of this Agreement by Executive and his employment hereunder does not and will not constitute a breach of or violate any contract, agreement, obligation or understanding, oral or written, or order of any court or governmental authority to which he is a party or by which he is bound; (ii) the employment and other personal background information provided by Executive to Company is true and correct in all material respects and (iii) to the best of Executive's knowledge, there is no factor relating to him or his family not previously disclosed in writing to the Company which could reasonably be expected, if he were a senior executive officer or director of the Company, to disqualify the Company, its subsidiaries or Affiliates from, or materially jeopardize their chances of, obtaining lottery contracts or other contracts in the businesses in which they are engaged or propose to engage.

            (b) Non-assignability and Inurement. Neither this Agreement nor any rights or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Company's prior written consent (it being understood that all payments to which Executive is entitled hereunder shall inure to the benefit of his estate or legal heirs).

            (c) Binding Agreement. This Agreement shall be binding upon, and accrue to the benefit of, Executive and the Company and their respective heirs, executors, administrators, successors and permitted assigns, including, in the case of the Company, any person or entity acquiring all or substantially all of the Company's assets.

            (d) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

            (e) Remedies. Executive acknowledges and agrees that the possible restrictions on his activities which may occur as a result of his performance of his obligations under Sections 10 and 11 hereof are required for the reasonable protection of the Company, its subsidiaries and Affiliates, and Executive expressly acknowledges and agrees that such restrictions are fair and reasonable for that purpose. Executive further expressly acknowledges and agrees that damages alone will be an inadequate remedy for any breach or violation by him of this Agreement and that the Company, its subsidiaries and Affiliates, in addition to all other remedies at law or in equity, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction including, without limitation, any state or federal court in Rhode Island. If any of the provisions of such Sections are held to be in any respect an unreasonable or unlawful restriction upon Executive, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

            (f) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

            (g) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

            (h) Notices. For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to Executive, addressed to the address set forth on the signature page of this Agreement with a copy to his counsel, Michael Tuchman, Esq., Levelfeld Pearlstein Glassberg Tuchman Bright Goldstein & Schwartz LLC, 33 West Monroe Street, 21st Floor, Chicago, Illinois 60603; if to the Company, addressed to GTECH Holdings Corporation, 55 Technology Way, West Greenwich, Rhode Island 02817 and directed to the attention of the Board with a copy to the General Counsel of the Company; if to a member of the Board, addressed to each member at his respective address on file with the General Counsel of the Company with a copy to the Company, or to such other address as either party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            (j) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

            (k) Headings. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

            (1) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any dispute hereunder, the prevailing party shall be entitled to recover all costs, including reasonable attorneys' fees, incurred in adjudicating such dispute.

            (m) Joint and Several Liability. Notwithstanding any other provision of this Agreement, each of GTECH Holdings Corporation and GTECH Corporation, and their successors and assigns, shall be jointly and severally liable for all obligations or any of them to Executive hereunder. In the event that a substantial portion of the assets of either Company are transferred to any other direct or indirect subsidiary or other Affiliate of the Company, whether in one transaction or a series of transactions, such Company, as applicable, shall cause (prior to or concurrently with each transfer) the transferee to become a signatory to this Agreement and to become jointly and severally liable for all obligations or any of them to Executive hereunder.

            (n) To the extent there is any conflict between the terms of this Agreement and the Option Agreement or the Restricted Stock Agreement respecting acceleration or vesting of stock options or restricted stock, the provisions of this Agreement shall supersede any other conflicting provisions in those agreements.

      IN WITNESS WHEREOF, GTECH Holdings Corporation has caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, all as of the day and year first above written.



                                          GTECH HOLDINGS CORPORATION



Attest: /s/                                By: /s/
       _________________________              ________________________________
Name:                                      Name:
Title:                                     Title:





                                          GTECH CORPORATION



Attest: /s/                               By: /s/
       _________________________             ________________________________
Name:                                     Name:
Title:                                    Title:




Witness:                                  HOWARD S. COHEN


/s/                                       /s/
_________________________________         ___________________________________
                                          Address: 680 North Shore Drive
                                                    Chicago, Illinois 60611

                                   APPENDIX A



SUMMARY OF TERMS OF STOCK OPTIONS

      The stock options to be granted under Section 6(c) of the Agreement are to be granted pursuant to the 2000 Plan (or any successor plan, as the case may be) and are subject to the terms and conditions of that plan and the terms and conditions of the Option Agreement. The following is a summary of the provisions of the stock options provided for in Section 6(c) of this Agreement:



Nature of Options -     Nonqualified unless otherwise determined by the
                        Committee.

Exercisability -        Options shall become exercisable (i.e. vest) in four
                        equal installments over four years (as set forth in the 2000 Plan) from the dates of grant of the particular option or at the expiration of the Term under Section 3 of this Agreement, whichever is earlier, subject to possible acceleration under the terms of the applicable
                        Stock Option Plan. In the event of a Change of Control as set forth in Section 5(c) of the Agreement, his outstanding options, whether or not they have vested on the Change of Control Date, shall accelerate and become vested in full on the Change of Control Date and shall remain exercisable for a period of one year. In the event of the Termination of this Agreement as a result of Executive's death or Disability or his resignation for Good Reason or termination without Cause, his outstanding options shall accelerate and become vested in full on the termination date and shall remain exercisable for a period of one year.

Option Price -          Fair market value at the date of the grant of the
                        particular option.

Term - Ten years from the date of grant of the particular option, subject to earlier termination in certain circumstances under the terms of the 2000 Plan.

Termination of
Employment -            In the event Executive's employment is terminated, his
                        outstanding options (i.e. options which have been granted but have not been exercised or terminated and have not expired), to the extent they are vested as of the date of termination or accelerate and vest under this Agreement or the Applicable Stock Option Plan as a result of the termination, shall remain exercisable for a period of one year.

                        Notwithstanding the foregoing, (i) with respect to Executive's options, if any, which may be incentive stock options under the Code, the exercisability period following termination of employment shall not exceed that permitted by the Code, (ii) the period of exercisability of options following termination of employment specified above is subject to possible reduction in certain circumstances under the terms of the applicable Stock Option Plan, and (iii) in no event shall any option be exercisable after the expiration of its term. Except as expressly provide above, in the Option Agreement or the Employment Agreement, upon termination of Executive's employment, his options, whether vested or unvested, shall immediately terminate and be of no further force and effect.

                                   APPENDIX B



                  SUMMARY OF CERTAIN BENEFITS AND ARRANGEMENTS

      1. Relocation Expenses. The Company shall reimburse Executive for all relocation costs incurred by him in moving to Rhode Island, in accordance with the corporate relocation guidelines attached hereto as Appendix C. In addition, in the event Executive's employment is terminated by the Company for any reason other than Cause or Executive resigns with Good Reason, the Company shall reimburse Executive for all relocation costs incurred by him in moving back to Illinois, in accordance with Company policy, which shall be no less favorable than current Company policy. Notwithstanding anything to the contrary herein, in the event of a non-renewal of this Agreement after the natural expiration of the Term or any extension thereof Executive shall be entitled to the benefits of this Section.

      2. Vacation. During the Term, Executive shall be entitled to a paid vacation of four weeks per year commencing to accrue on the date of Executive's employment hereunder.

      3. Automobile Allowance. During the Term, the Company shall provide Executive with an automobile allowance in the monthly amount of $1,250 in accordance with the Company's automobile policy and in a manner consistent with other Senior Executives.

      4. Life Insurance. During the Term (and thereafter as and to the extent expressly provided in the Agreement), Executive shall receive life insurance coverage in accordance with the Company's policy in a manner comparable to Senior Executives.

      5. Medical. During the Term (and thereafter as and to the extent expressly provided in the Agreement), the Company shall provide Executive with medical insurance in a manner comparable to Senior Executives. Further, during the Term, the cost of Executive's annual physical examination (not to exceed $1,500.00) also shall be borne by the Company.

      6. Perquisite Plan. During the Term, Executive shall be entitled to participate in the Company's Executive Perquisites Plan in a manner similar to Senior Executives, provided that the amount available to Executive under the Plan for calendar year 2001 ($27,500 before tax gross-up) shall be pro rated based upon the portion of the year he was retained by the Company. Benefits specifically numbered above in this Appendix B shall not be deemed to be provided under the Plan or subject to the Plan's cap.

      7. Deferred Compensation; 401(k); SERP. During the Term, Executive shall be entitled to participate in the Company's 401 (k) retirement plan, deferred compensation plan and Supplemental Retirement Plan for Senior Executives Plan ("SERP") in a manner similar to Senior Executives.

      8. Executive Tax Preparation. During the Term, Executive shall be entitled to tax preparation and financial planning services, at the Company's expense, up to a maximum annual expense of $5,000.00.

      9. Attorneys Fees. The Company shall reimburse Executive for all reasonable attorneys fees incurred in the negotiation and finalization of this Agreement.

                                   APPENDIX C

RELOCATION GUIDELINES CORPORATE
  OFFICER - HOMEOWNER


In order to qualify for GTECH Corporation's Relocation Policy the IRS 50 mile differential requirement must be met. This means that the distance from your new main job is at least 50 miles farther from your home than your old main job location.

Prior approval from you Human Resources Regional Manager, for each relocation, is required and will ensure reimbursement under the relocation policy. Once approved all relocation services must be arranged through your Client Service Manager (CSM) of GTECH's third party relocation service company. The intent of the relocation policy is to provide reasonable financial assistance and relocation service resulting in housing arrangement comparable to the employees prior housing arrangements (e.g., house to house or apartment to apartment).

Since each case of employee relocation is in some way unique, the necessity for guidelines and the use of individual discretion in applying them is required. Any variation from these guidelines must receive prior approval.

EXECUTIVE HOMEOWNERS
New hires/transferring Corporate Officers, who are homeowners and are eligible, will receive the following relocation assistance:

      1. Travel Covered Under Relocation

      House Hunting Trip - A one time, round trip transportation to the new location for house hunting purposes - employee and spouse or *significant other included.

      * (throughout this document "significant other" refers to any person who currently resides with the relocated employee and will also relocate due to the employee's transfer)

      Final Move - One way transportation - to the new location - for the employee and family or significant other.

      2. How to Arrange Your Air Travel, Hotel and Car Rental


            - All travel plans must be arranged by the employee through GTECH's designated travel agency

            - American Express Travel Agency is located at Corporate Headquarters in Rhode Island - Phone: 401-392-7575.

      Steps to take when booking a flight for House Hunting or for Final Move:

            - Explain to the Travel Agent that you want to arrange your flight for relocation.

            - The Travel Agent will coordinate flight, hotel and car rental with employee (Hotel and Car Rental will need to be secured with a credit card).

            - Once arrangements are complete, an itinerary will be faxed to the CSM for approval.

            - Once tickets have been approved, they will be mailed to employee prior to departure.

      3. Pre-Move House Hunting Trip (Eligibility: Homeowner in current location. Requires prior approval.)

      Airfare:

            - One round trip offered to the new location for the employee and spouse or significant other

            - Travel must be arranged through GTECH's designated travel agency (see "How to arrange...")

            - Mid-sized rental car included - arrangements made through GTECH's designated travel agency

      Automobile Travel:

            -     Reimbursed at the current mileage to and from the new location

      Hotel:

            - Up to five night hotel stay for the employee and spouse or significant other

            - Hotel arrangements are to be made with GTECH's designated travel agency

      Expenses:

            -     Expense Reports may be obtained through your CSM

            -     Hotel expense will be reimbursed for up to five nights

            - Daily meal expenses will be reimbursed up to $45.00 per day/per adult

            -     Reasonable costs for pet boarding/sitting will be reimbursed

            - All receipts must be submitted with expense reports for reimbursement to occur

      Real Estate/Broker Support:

            -     Your client Service will provide you with contact information.

      4. Final Transportation of Employee and Family to New Location (One Way)

            - Automobile mileage allowance is reimbursed at the most current corporate rate for travel to the new location.

            - One way air travel for the employee and family or significant other is covered by GTECH.

            - Final flight arrangements must be booked through GTECH's designated travel agency (see "How to Arrange...").

      5. Temporary Living

            - Temporary Living will be arranged through the employees' Client Service Manager.

            - GTECH will reimburse temporary living for the employee (Not to exceed 6 months).

            - GTECH will cover storage costs, while in the employee is in temporary living (Not to exceed 6 months).

            - Weekly living expenses** may be reimbursed for the family/significant other for a 6 month temporary living period (**Guidelines and Restrictions...").

            - CAR: GTECH will either bear the cost of shipping the employee's car to the new location OR reimburse the employee for a mid-sized rental car (Not to exceed 6 months).

      6. Incidental Expense Check

            - Once the employee begins work at the new location, an incidental expense check in the amount of one month of the annual salary is issued.

            - The incidental expense check is intended to cover any additional expenses not covered under the relocation policy.

      7. Guidelines and Restrictions to Reimbursable Living Expenses

            - Reimbursable living expenses must be submitted to the CSM on a weekly expense report.

            -     Expense reports may be obtained through employee's CSM.

            - Only those expenses that are accompanied by proper receipts will be refunded.

            - During the temporary living period, breakfast and lunch bills will not be reimbursable.

            - Lodging should be booked consecutively and recorded on the weekly expense report.

            - Monthly phone bills related to relocation should appear on the expense report - unless they are direct billed.

            - Entertainment expenses, such as cable or movie rentals, are not covered under relocation.

            - Altering the original expense report in any way requires prior approval from the CSM - any additions made on the original expense report, without prior approval, will be subject to rejection and may not be reimbursed - prior approval by the Relocation Coordinator is advised.

            - Please check with your CSM for deadline dates on weekly expense reports.

      8. Transfer of Household Goods

      Contact the Client Service Manager at least three weeks prior to the date that employee plans to move. The CSM will discuss specific moving needs with employee and will contact a moving carrier who is under contract with GTECH. The preferred carrier will then coordinate the move directly with employee. Billing is handled completely by GTECH.

            - GTECH will cover the cost of moving up to two operable automobiles and pet shipment.

            - Antiques (100 years +) and valuables are covered with a bona fide professional appraisal (reasonable appraisal costs are covered) completed and received by your CSM prior to the move.

            -     Taking pictures of high value items is recommended.

      9. Sale of a Home/Marketing Assistance

      Home Marketability Assistance will be provided by your CSM. All employees are eligible to receive a reasonably and customary commission (for the location) on the sale of their current home. Additionally an employee who is successful in finding a buyer for his/her home is eligible to receive an incentive payment of 2% of the selling price if the home is sold within 90 days from being listed or 1% if sold within 91 to 150 days. In order to qualify, the employee must contact GTECH's third-party relocation services company prior to listing the home. Also, the sale must be sold and closed utilizing the amended sale program - your CSM can explain. The payment will be made after the sale closes with the buyer and will not be grossed up for tax purposes.

      10. Purchase of a Home

      Home Finding Assistance will be provided by your CSM. Under relocation, employee may receive home buying assistance up to six months after your relocation date. For instruction on reimbursement see "Good Faith Estimate" below. Coverage includes non-recurring closing fees such as:


            - Maximum of two points (2% - including loan origination and discount)

            -     State and Local transfer taxes

            -     Escrow Fee

            -     Title Costs

            -     Attorney's Fees

            -     Standard structural pest inspection required by lender

            -     Reasonable and customary general inspection costs for the area

            -     Reasonable and customary radon inspection costs for the area

            -     Appraisal Fee

            -     Credit Report Fee

            - Any local one-time fee required for closing normally paid by the buyer, provided it is not a mortgage cost

            -     VA Loan funding fee (reimbursed at the annual average rate)

            - Real Estate commissions on the purchase of a home will not be paid by GTECH

            -     Home Warranties and Buyer's Inspection will not be reimbursed

      11. Good Faith Estimate:

      Employees may receive an advance for covered closing costs by submitting a "Good Faith Estimate" to the CSM at least four weeks in advance. The Good Faith Estimate should be prepared by the title company or lender.

      **The employee must clear the advance by submitting the final closing statement and expense report to the relocation company within 15 days of closing.

      12. Early Equity

      In the event that the relocated employee needs funds for a down payment for purchasing a new home prior to the closing on the present one, and the employee has secured a contract of sale on the present home, GTECH's third party provider will review with Human Resources the employee's specific needs and timing.

      Upon approval, the third party company will provide a bridge loan, based on a percentage of the equity in the home for a maximum of sixty days. This 60-day bridge loan will be interest free to the employee. The maximum loan amount will be equal to 95% of the contracted sale price, less all outstanding encumbrances on the property. The loan is due and payable at the time you sell your property. The third party company will make all arrangements for the advance.

      13. Tax Treatment

      Employees will be tax protected on all covered relocation expenses (with the exception of the incentive payment offered as home marketing assistance) that result in taxable income to the employee. The initial tax protection will be computed at the supplemental wages rate. It is the employee's responsibility to keep receipts to substantiate deductible moving expenses on his/her tax return. The IRS requires all relocation expenses paid to on behalf of the employee be reported as income.

To initiate the relocation process, a Relocation Authorization Form must be completed by the Hiring Manager and approval signed by the Department Vice President and sent to the appropriate Human Resources Regional Manager. Please understand, the purpose of GTECH's relocation policy is to provide assistance to the transferring employee. If you choose not to work within the relocation policy, follow the rules and/or recommendations, ALL relocation benefits will cease immediately.

RELOCATION POLICY

--------------------------------------------------------------------------------
                          CORPORATE OFFICER - HOMEOWNER
--------------------------------------------------------------------------------



Employee: ____________________________________________

Moving From: __________________ To: ___________________


Contact Information:

                               WEICHERT RELOCATION
                               1625 State Route 10
                         Morris Plains, New Jersey 07950


                               Michelle Falcinelli
                             Client Service Manager


Toll Free #                 Off: 973-397-3536       Res:  908-859-3181
888-855-3306, Ext. 3536     Fax: 973-267-4957       E-mail: MFalcinelli@wrci.com

      Please review your Relocation Policy. If you have any questions, please contact your Client Service Manager from Weichert - GTECH's third party Relocation Service Company (contact information listed above).

      Upon review, please initial each numbered section, sign all designated areas and return to your Client Service Manager as soon as possible. Without a signed agreement in your relocation file, the relocation process will not begin. Therefore, GTECH will not incur or reimburse relocation expenses on your behalf.

--------------------------------------------------------------------------------
                              RELOCATION AGREEMENT
                      CORPORATE OFFICER - HOMEOWNER STATUS
--------------------------------------------------------------------------------


1. "Relocation Costs" include all house hunting trip; shipment of goods and other moving expenses; travel; meals; temporary living (lodging, meals, etc.); home purchasing assistance expenses; closing costs and commissions paid by GTECH Corporation on the sale of my home; the incentive bonus for selling to an outside buyer; and if I sell my home to a relocation firm contracted by GTECH Corporation; or if I process an amended value sale (i.e. sale to an outside buyer) through a relocation firm contracted by GTECH Corporation.

2. If I remain a full-time GTECH Corporation employee for twenty-four (24) months, calculated from date of hire/transfer, I shall have no obligation to repay GTECH Corporation for the relocation costs incurred on my behalf.

3. If I voluntarily terminate my employment with GTECH Corporation within twenty-four (24) months, calculated from date of hire/transfer, I agree to repay GTECH Corporation for the relocation costs prorated over twenty-four
      (24) months.

      Formula to be used for calculation of repayment:

      Repayment     =     24 - [number of months from Start      Relocation
      Amount                     Date to Termination Date]       X Costs
                          ---------------------------------
                                       24

4. Repayment to GTECH Corporation is due and payable in full on my Termination Date. Upon notice of my termination, I hereby authorize GTECH Corporation to use one or more of the following methods to affect repayment: (a) cash payment; (b) deduction from my salary, wages or bonuses due to me upon or after termination; (c) deduction from any monies held in any GTECH stock purchases plan; or (d) deduction from any other sums due to me from GTECH.

5. I understand that certain Home Sale Assistance Costs must be included in my gross income and are subject to taxes. I also understand that while I can deduct some of my expenses related to my relocation according to IRS guidelines, I must have receipts to show my actual expenses.

      I UNDERSTAND THAT IT IS MY RESPONSIBILITY TO KEEP ALL RECEIPTS, IN ORDER TO RESPOND TO AUDITS AND PAY MY INCOME TAXES.

6. I understand that this Relocation Agreement is not a contract of employment and does not guarantee future employment with GTECH Corporation.

7. If GTECH Corporation initiates a lawsuit to collect any monies due hereunder, I agree to pay reasonable attorney's fees and costs awarded by the court.

8. If I terminate involuntarily (except if a I am terminated for cause), I shall have no obligation to repay GTECH Corporation for these relocation costs.

9. GTECH Corporation's Relocation Agreement and Relocation Policy represent GTECH and any subsidiary of the GTECH Corporation.

Please sign below and return to your Client Services Manager. Reimbursement will not take place until the necessary paperwork has been signed and returned to the relocation company.

I, __________________, have read and understand GTECH Corporation's Relocation
   Please Print

Agreement and Guidelines.

Signature: _____________________________________     Date:_____________________